Personal and Confidential
Tier II Agreement
Exhibit 10.5
CHANGE OF CONTROL SEVERANCE AGREEMENT

This Agreement ("Agreement") is dated as of November 30, 2015, by and between
SUPERVALU INC., a Delaware corporation (the "Company"), and Michael Stigers (the "Executive").

WHEREAS, the Company considers the continued services of key executives of the Company to be in the best interests of the Company and its stockholders; and

WHEREAS, the Company desires to assure and has determined that it is appropriate and in the best interests of the Company to reinforce and encourage the continued attention and dedication of key executives of the Company to their duties of employment without personal distraction or conflict of interest in circumstances arising from the possibility or occurrence of a Change of Control of the Company; and

WHEREAS, the Company has decided to enter into a continuity agreement with this key executive of the Company; and

WHEREAS, for the purpose of this Agreement, Executive is considered to be a key executive of the Company and has been designated by the Company as an executive to be offered such a continuity compensation agreement with the Company; and

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1.General Principles. This Agreement is effective on the first date that it has been signed by both the Company and Executive. Words and phrases used with initial capital letters shall have the meaning assigned to them in Section 16 and in other Sections of this Agreement unless, in the context in which used, it would be unreasonable to do so. The captions given to Sections of this Agreement are solely for convenience of reference and shall not be considered in construing this Agreement.

2.Employment Following Change of Control.

(a)     Employment Continued. If a Change of Control occurs, Executive's employment shall be continued hereunder for the Employment Period, subject to Executive's Separation from Service as described hereinafter. Any existing employment agreement between Executive aud the Company shall continue to be effective following the Change of Control, but severance amounts under this Agreement shall be reduced by severance amounts payable under any such employment agreement, with any such amounts reduced in a manner consistent with Section 12(a).

(b)     Terms of Continued Employment. During the Employment Period, the following shall apply:

(i)     If Executive's employment has not terminated, during the Employment Period Executive shall have no less than the same titles as that Executive had on the date immediately prior to the Change of Control. Executive's duties and responsibilities shall not be materially and adversely diminished during the Employment Period (to the extent Executive's employment has not terminated) in comparison to the duties and responsibilities that Executive had on the date immediately prior to the Change of Control unless mutually agreed otherwise,

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other than as a result of a general reduction of the number or scope of personnel for which Executive is responsible for supervising which reduction occurs in connection with a restructuring or recapitalization of the Company or the division of the Company in which Executive works. In addition, and for the avoidance of doubt, any diminution of duties or responsibilities that occurs solely as a result of the fact that the Company ceases to be a public company or that the size of the Company has been reduced as a result of the Change of Control, shall not be considered a breach of this clause (i) by the Company.

(ii)     If Executive's employment has not terminated, during the Employment Period, Executive shall receive an annual base salary which is not less than the base salmy in effect on the date immediately prior to the Change of Control, and the Company shall review the salary annually with a view to increasing it; provided any such increase shall be in the sole discretion of the Company's Board of Directors (the "Board").

(iii)     If Executive's employment has not terminated, for the year of the Change of Control and for each year thereafter during which Executive is employed during the Employment Period, Executive shall be paid an annual bonus which shall be no less than Executive's Target Bonus in effect on the date immediately prior to the Change of Control.

(iv)     If Executive's employment has not terminated, Executive shall be provided with a program of long-term incentive compensation during the Employment Period that is not materially and adversely diminished from the program of long-term incentive compensation as it existed for Executive on the date immediately prior to the Change of Control (for purposes of this clause (iv), a reduction of fifteen percent (15%) or more of the annualized target dollar amount of Executive's long-term incentive compensation as it existed for Executive on the COC Date based on Executive's most recent awards of long-term incentive compensation in the three years prior to the date immediately prior to the COC Date (or, if Executive has been granted longterm incentive opportunities for less than three years, based on all of the years of long-term incentive opportunities provided to Executive) shall be considered to be material and adverse).

(v)     If Executive's employment has not terminated, during the Employment Period Executive shall be provided with retirement benefits, welfare benefits and perquisites that are no less favorable in the aggregate than the retirement benefits, welfare benefits and perquisites provided to Executive on the date immediately prior to the Change of Control or, if more favorable to Executive, at a level that is substantially comparable to the level of such retirement benefits, welfare benefits and perquisites made available to other similarly situated executive officers of the Company after the Change of Control.

(vi) If Executive's employment has not terminated, during the Employment Period Executive's place of employment following a Change of Control shall be no farther than forty-five (45) miles from Executive's place of employment on the date immediately prior to the Change of Control.

3.Payment upon Separation from Service Incident to a Change of Control.

(a)     Payment Triggers. Executive shall be entitled to the severance benefits provided in Section 4 if, and only if, Executive has a Separation from Service and that Separation from Service occurs either:

(i)    prior to a Change of Control, as a result of an Anticipatory Separation, or

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(ii)     within two (2) years following a Change of Control:

1.by the Company without Cause, or

2.by Executive for Good Reason.

(b)     Excluded Separations. Without limiting the generality of the foregoing, if Executive has a Separation from Service prior to a Change of Control for any reason other than an Anticipatory Separation, this Agreement (excluding the covenants in Section II) shall terminate and have no effect and Executive shall receive only such severance payments, if any, as are provided in any other existing agreement between Executive and the Company. If Executive has a Separation from Service after a Change of Control other than by the Company without Cause or by Executive for Good Reason, this Agreement (excluding the covenants in Section II) shall terminate and have no effect and Executive shall receive only such severance payments, if any, as are provided in any other existing agreement between Executive and the Company.

(c)     Death or Disability. Notwithstanding the foregoing, Executive shall not be entitled to severance benefits under this Agreement if Executive's Separation from Service is on account of Executive's death or Disability. Executive's death or Disability subsequent to a Separation from Service which would otherwise give rise to severance benefits under this Agreement will not disqualify Executive's estate or Executive from receiving the severance benefits.

(d) Notice of Termination by Company. Any purported Separation from Service of Executive by the Company (whether for Cause or without Cause) shall be communicated by a Notice of Termination to Executive. No purported Separation from Service of Executive by the Company shall be effective without a Notice of Termination having been given.

(e)     Good Reason Notice by Executive. Any purported Separation from Service by Executive for Good Reason shall be communicated by a Notice of Termination to the Company. An Executive's Separation from Service will not be for Good Reason unless (i) Executive gives the Company written notice of the event or circumstance which Executive claims is the basis for Good Reason (the "Good Reason Event") within ninety (90) days of the Good Reason Event first occurring, (ii) the Company is given thirty (30) days from its receipt of such notice within which to cure or resolve the event or circumstance so noticed (the "Cure Period") and (iii) the actual termination of employment occurs within six (6) months of the initial existence of the Good Reason Event; provided, however, that notwithstanding anything to the contrary set forth herein, in the event that the Company decides not to cure or resolve the Good Reason Event in accordance with clause (ii) above, the Company may require Executive to actually terminate employment for Good Reason during the Cure Period. For the avoidance of doubt, if the Good Reason Event is cured or resolved during the Cure Period, Executive's Separation from Service will not be for Good Reason.

4.    Compensation Upon Separation from Service Incident to a Change of Control. If, pursuant to Section 3, Executive has a Separation from Service that qualifies Executive for benefits under this Section 4, and subject to Executive's timely execution and non-rescission of a Release of Claims, within seventy-five (75) days following such Separation from Service, as further described in Section 12(c) below, Executive shall be entitled to the following payments and benefits.
(a)     Lump Sum Severance. Within seventy-five (75) days following such Separation of Service (or at such later time as may be provided under Section 12(a)), the Company shall pay or cause to be paid to Executive a lump sum cash amount equal to two (2) times the sum of (i)

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Executive's annual Base Salary and (ii) Executive's Target Bonus. If the seventy-five (75)-day period following a Separation from Service begins in one calendar year and ends in a second calendar year (a "Crossover 75-Day Period") and if there are any payments due Executive that are: (i) non-qualified deferred compensation subject to section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) conditioned on Executive signing and not revoking the Release, and (iii) otherwise due to be paid during the portion of the Crossover 75-Day Period that falls within the first year, then such payments will be delayed and paid in a lump sum during the portion of the Crossover 75-Day Period that falls within the second year.

(b)     Other Remuneration.

(i)     Salary and PTO Pay. In addition, at the time of the payment under Section 4(a), Executive shall be entitled to an additional lump sum cash payment equal to the sum of (A) Executive's earned but unpaid salary through the date of Separation from Service, and (B) an amount, if any, of accrued PTO pay, in each case, in full satisfaction of Executive's rights thereto. In addition, Executive shall be entitled to payment of annual bonus plan and long-term incentive plan amounts, if any, due but not yet paid as of the Separation from Service with respect to years or cycles that were completed before the Separation from Service.

(ii)     Interrupted Annual Bonus. In addition, Executive shall receive a pro- rated payment pursuant to the terms of an annual bonus program as would have been earned based on actual performance for the annual bonus cycle that includes the Separation from Service; provided that Executive was a participant in the applicable annual bonus plan as of the date that Executive's employment terminates. This pro-rated annual bonus will be determined on the basis of actual performance through the date that performance is determined for similarly situated employees of the Company who do not separate from service during the applicable performance period, as determined at the sole discretion of the Board or a committee designated by the Board, with the actual payment to be pro-rated based on the portion of the performance period that Executive was employed by the Company. Except to the extent Executive has elected to defer payment of such amount pursuant to a deferred compensation plan, the pro-rated amount shall be paid at the same time other bonuses are paid under the annual bonus plan. In all events, however, this payment under the annual bonus plan shall be paid not later than the later of (A) March 15 following the end of the calendar year in which the Separation from Service occurs or (B) May 15 following the end of the Company's fiscal year in which the Separation from Service occurs.

(c)     No Effect on Other Agreements. Except as expressly provided in this Agreement, nothing in this Agreement shall be interpreted or relied upon as a basis to amend, modify, accelerate or defer, or otherwise change any contributions to or payments that may be due from any other plan or arrangement that are deferred compensation subject to section 409A of the Code.

(d)     Continued Welfare Benefits.

(i)     In General. Executive shall be entitled to continued medical, dental and life insurance coverage for Executive and Executive's eligible dependents on the same basis as in effect prior to the Change of Control or Executive's Separation from Service, whichever is deemed to provide for more substantial benefits, until the earlier of (A) the eighteen (18)-month anniversary of the date of Executive's Separation from Service or (B) the commencement of comparable coverage with a subsequent employer or under a plan of Executive’s spouse's employer.

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(ii)     Impossibility. If the Company determines that it is not able to provide the coverage required above under the general terms and provisions of the Company's welfare benefit plans consistent with the underwriting, regulatory and tax treatment intended for those plans, then the Company shall reimburse Executive for the cost of obtaining substantially similar benefits (the "Benefit Payment") and shall pay Executive an additional amount, such that after payment of all applicable federal, state and local income and payroll taxes imposed upon Executive as a result of the Benefit Payment, Executive retains an amount equal to the amount of the Benefit Payment.

(e)     Outplacement. If so requested by Executive, outplacement services shall be provided by a professional outplacement provider mutually acceptable to Executive and the Company at a cost to the Company of not more than Twenty-Five Thousand Dollars ($25,000). Such services may be provided by direct payment to the outplacement provider (and not by reimbursement to Executive). However, services shall be paid or reimbursed only if the services are provided during the period beginning with the Separation from Service and ending on the December 31 of the second calendar year following the calendar year in which the Separation from Service occurred.

(f)     Indemnification; Liability Insurance. The Company shall maintain, for a period not less than six (6) years following Executive's Separation from Service, indemnification policies and liability insurance coverage for Executive's benefit comparable to those indemnification policies and liability insurance coverage provided by the Company for Executive's benefit prior to the Change of Control.

(g)     Withholding. Payments and benefits provided pursuant to this Section 4 or any other provision of this Agreement shall be subject to any applicable income, payroll and other taxes required to be withheld.

5.    Contingent Limitation of Payments.

(a)     Reduction Alternative. Anything in this Agreement to the contrary notwithstanding, if it is determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including, without limitation any stock option, stock appreciation right, restricted stock unit, restricted stock award or similar right or award, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by section 4999 of the Code (or any successor provision thereto) by reason of being "contingent on a change in ownership or control" of the Company, within the meaning of section2800 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then if a reduction in the amount of payments under Section 4(a) sufficient to avoid the excise tax would result in an increase in the total amount of all Payments that would be retained by Executive, net of all applicable taxes, then and only then, the payments due under Section 4(a) shall be reduced to the amount that, when considered with all Payments taken into account under section 2800 of the Code is One Dollar ($1.00) less than the smallest sum that would subject Executive to the excise tax.

(b)     Determinations. If at any time Executive disagrees with any part of the Company's determinations as to the application of Section 5(a), the disputed matter shall be referred to the nationally recognized firm of certified public accountants (the "Accounting Firm") used by the Company prior to the Change of Control (or, if such Accounting Firm declines to serve, the Accounting

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Finn shall be a nationally recognized firm of certified public accountants selected by Executive). The Accounting Finn shall be directed by the Company or Executive to submit its determination and detailed supporting calculations to both the Company and Executive within fifteen (15) calendar days after the Separation from Service, if applicable, and any other such time or times as may be requested by the Company or Executive. In collection with making determinations under this Section 5, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by Executive before or after the Change of Control, including any restrictive covenants that may apply to Executive and the Company shall cooperate in the valuation of any such services, including any restrictive covenants, including, without limitation, the restrictive covenants set forth in Section 11.

(c)     Process. The Company and Executive shall each provide the Accounting Finn access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 5(b).

(d)     Fees and Expenses. The fees and expenses of the Accounting Firm for its services in collection with the determinations and calculations contemplated by this Section 5 shall be borne by the Company. If such fees and expenses are initially advanced by Executive, the Company shall reimburse Executive the full amount of such fees and expenses on the fifth (5"') business day after receipt from Executive of a statement therefore and reasonable evidence of Executive's payment thereof.

6.     Obligations Absolute; No Mitigation; No Effect On Other Rights.

(a)     Absolute. The obligations of the Company to make the payment to Executive, and to make the arrangements provided for herein, are absolute and unconditional and may not be reduced by any circumstances, including without limitation any set off, counterclaim (including, without limitation, pursuant to Section I I), recoupment, defense or other right which the Company may have against Executive or any third party at any time.

(b)     No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

(c)     Other Agreements. The provisions of this Agreement, and any payment provided for herein, shall not supersede or in any way limit the rights, benefits, duties or obligations which Executive may now or in the future have under any benefit, incentive or other plan or arrangement of the Company or any other agreement with the Company, including, but not limited to, any restrictive covenants including non-competition agreements.

7.Not an Employment Agreement. Subject to the terms of this or any other agreement or arrangement between the Company and Executive that may then be in effect, nothing herein shall prevent the Company from terminating Executive's employment.

8.     Successors; Binding Agreement; Assignment.

(a)     Company's Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business of the Company, by agreement to expressly, absolutely and unconditionally assume and agree

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to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such express agreement shall be required in the event that such successor would assume this Agreement by operation of law. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement and shall entitle Executive to terminate Executive's employment with the Company or such successor for Good Reason immediately prior to or within ninety (90) days after such succession. The Company shall have the right to assign all rights and obligations under this Agreement to an affiliate of the Company to which Executive provides substantially all of his or her services. As used in this Agreement, "Company" shall mean (i) the Company as hereinbefore defined, (ii) any successor to all or substantially all of the Company's business or assets which executes and delivers an agreement provided for in this Section 8(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, including any parent or subsidiary of such a successor and (iii) any affiliate of the Company that the Company assigns all rights and obligations under this Agreement to in accordance with this Section 8(a).

(b)     Executive's Successors. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's estate or designated beneficiary. Neither this Agreement nor any right arising hereunder may be assigned or pledged by Executive.

9.     Notice. For purpose of this Agreement, notices and all other communications provided for in this Agreement or contemplated hereby shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified or registered mail, return receipt requested, postage prepaid, and addressed, in the case of the Company, to the Company at:

P.O. Box 990
Minneapolis, MN 55440
Attention: Corporate Secretary

And, in the case of Executive, to Executive at the most current address shown on Executive's employment records. Either party may designate a different address or designate delivery by electronic mail by giving notice of change of address or electronic address in the manner provided above, except that notices of change of address or electronic address shall be effective only upon receipt.

10.     Expenses. Subject to Executive prevailing on at least one material claim, in addition to all other amounts payable to Executive under this Agreement, the Company shall pay or reimburse Executive for legal fees (including, without limitation, any and all court costs and attorneys' fees and expenses) incurred by Executive in connection with or as a result of any claim, action or proceeding brought by the Company or Executive with respect to or arising out of this Agreement.

11.     Employee Covenants. In consideration of this Agreement, and in recognition of the fact that, as a result of Executive's employment with the Company or any of its affiliates, Executive has had or will have access to and gain knowledge of highly confidential or proprietary information or trade secrets pertaining to the Company or its affiliates, as well as the customers, suppliers, joint ventures, licensors, licensees, distributors or other persons and entities with whom the Company or any of its affiliates does business ("Confidential Information"), which the Company or its affiliates have expended time, resources and money to obtain or develop and which have significant value to the Company and its affiliates, Executive agrees for the benefit of the Company and its affiliates, and as a material condition

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to Executive's receipt of benefits described in this Agreement, as follows.

(a)     Non-Disclosure of Confidential Information. Executive acknowledges that Executive will receive access or have received access to Confidential Information about the Company or its affiliates, that this information was obtained or developed by the Company or its affiliates at great expense and is zealously guarded by the Company and its affiliates from unauthorized disclosure and that Executive's possession of this special knowledge is due solely to Executive's employment with the Company or one or more of its affiliates. In recognition of the foregoing, Executive will not at any time during employment or following termination of employment for any reason, disclose, use or otherwise make available to any third party any Confidential Information relating to the Company's or any affiliate's business, products, services, customers, vendors or suppliers; trade secrets, data, specifications, developments, inventions and research activity; marketing and sales strategies, information and techniques; long- and short-term plans; existing and prospective client, vendor, supplier and employee lists, contacts and information; financial, personnel and information system information and applications; and any other information concerning the business of the Company or its affiliates which is not disclosed to the general public or known in the industry, except for disclosure necessary in the course of Executive's duties or with the express written consent of the Company. All Confidential Information, including all copies, notes regarding, and replications of such Confidential Information will remain the sole property of the Company or its affiliate, as applicable, and must be returned to the Company or such affiliate immediately upon termination of Executive's employment.

(b)     Return of Property. Upon termination of employment with the Company or any of its affiliates, or at any other time at the request of the Company, Executive shall deliver to a designated Company representative all records, documents, hardware, software and all other property of the Company or its affiliates and all copies of such property in Executive's possession. Executive acknowledges and agrees that all such materials are the sole property of the Company or its affiliates and that Executive will certify in writing to the Company at the time of delivery, whether upon termination or otherwise, that Executive has complied with this obligation.

(c)     Non-Solicitation of Existing or Prospective Customers, Vendors and Suppliers. Executive specifically acknowledges that the Confidential Information described in Section 11(a) includes confidential data pertaining to existing and prospective customers, vendors and suppliers of the Company or its affiliates; that such data is a valuable and unique asset of the business of the Company or its affiliates; and that the success or failure of their businesses depends upon their ability to establish and maintain close and continuing personal contacts and working relationships with such existing and prospective customers, vendors, and suppliers and to develop proposals which are specific to such existing and prospective customers, vendors, and suppliers. Therefore, during Executive's employment with the Company or any of its affiliates and for the twelve (12) months following termination of employment for any reason, Executive agrees that Executive will not, except on behalf of the Company or its affiliates, or with the Company's express written consent, solicit, approach, contact or attempt to solicit, approach or contact, either directly or indirectly, on Executive's own behalf or on behalf of any other person or entity, any existing or prospective customers, vendors or suppliers of the Company or its affiliates with whom Executive had contact or about whom Executive gained Confidential Information during Executive's employment with the Company or its affiliates for the purpose of obtaining business or engaging in any commercial relationship that would be competitive with the "Business of the Company" (as defined below in Section 11(e)(i)) or cause such customer, supplier, or vendor to materially change or terminate its business or commercial relationship with the Company or its affiliates.

(d)     Non-Solicitation of Employees. Executive specifically acknowledges that the Confidential Information described in this Section II also includes confidential data pertaining to

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employees and agents of the Company or its affiliates, and Executive further agrees that during Executive's employment with the Company or its affiliates and for the twelve (12) months following termination of employment for any reason, Executive will not, directly or indirectly, on Executive's own behalf or on behalf of any other person or entity, solicit, contact, approach, encourage, induce or attempt to solicit, contact, approach, encourage or induce any of the employees or agents of the Company or its affiliates to terminate their employment or agency with the Company or any of its affiliates.

(e)     Non-Competition. Executive covenants and agrees that during Executive's employment with the Company or any of its affiliates and for the twelve (12) months following termination of employment for any reason, Executive will not, in any geographic market in which Executive worked on behalf of the Company or any of its affiliates, or for which Executive had any sales, marketing, operational, logistical or other management or oversight responsibility, engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant, partner or in any other capacity, a business competitive with the Business of the Company.

(i)     The "Business of the Company" shall mean any business or activity engaged in by the Company or its affiliates related to grocery, hard discount retailing, pharmacy retailing or general merchandise retailing and supply chain logistics (including, but not limited to, grocery distribution, business-to-business portal, retail support services and third-party logistics), or presented in concept to Executive by the Company or its affiliates, or in which Executive becomes involved, at any time during Executive's employment with the Company or any of its affiliates.

(ii)     To "engage in or carry on" shall mean to have ownership in such business (excluding ownership of up to I% of the outstanding shares of a publicly-traded company) or to consult, work in, direct or have responsibility for any area of such business, including, but not limited to, operations, logistics, sales, marketing, finance, recruiting, sourcing, purchasing, information technology or customer service.

(f)     No Disparaging Statements. Executive agrees they will not make, cause to be made, issue, release, authorize or confirm any comments or statements concerning the Company, either in writing, electronically, orally, or otherwise that (a) are disparaging or defamatory or portray the Company in a negative light, (b) in any way impair the reputation, goodwill, or legitimate business interest of the Company; or (c) disparage the employees, agents, officers, directors, pricing, products, policies, or services of the Company. This will apply, without limitation, to any (i) member of the general public; (ii) social media websites including but not limited to Facebook, LinkedIn Twitter, My Space, Google Plus, YouTube, etc.; (iii) current, former or prospective employees and agents of the Company; (iv) current or future customers, licensees, vendors or referral sources; or (v) members of the press or other media. Notwithstanding the above, nothing herein shall preclude Executive from testifying under oath under power of a subpoena.

(g)     Remedies for Breach of These Covenants. Any breach of the covenants in this Section 11 likely will cause irreparable harm to the Company or its affiliates for which money damages could not reasonably or adequately compensate the Company or its affiliates. Accordingly, the Company or any of its affiliates shall be entitled to all forms of injunctive relief (whether temporary, emergency, preliminary, prospective or permanent) to enforce such covenants, in addition to damages and other available remedies, and Executive consents to the issuance of such an injunction without the necessity of the Company or any such affiliate posting a bond or, if a court requires a bond to be posted, with a bond of no greater than Five Hundred Dollars ($500) in principal amount. In the event that injunctive relief or damages are awarded to the Company or any of its affiliates for any breach by

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Executive of this Section 11, Executive further agrees that the Company or such affiliate shall be entitled to recover its costs and attorneys' fees necessary to obtain such recovery. In addition, Executive agrees that upon Executive's breach of any covenant in this Section 11, all unexercised options issued under any stock option plans of the Company will immediately terminate and the Company shall have the right to exercise any and all of the rights described above.

(h)     Enforceability of These Covenants. It is further agreed and understood by Executive and the Company that if any part, term or provision of these terms and conditions should be held to be unenforceable, invalid or illegal under any applicable law or rule, the offending term or provision shall be applied to the fullest extent enforceable, valid or lawful under such law or rule or, if that is not possible, the offending term or provision shall be struck and the remaining provisions of these Terms and Conditions shall not be affected or impaired in any way.

12.     Miscellaneous. No provision of this Agreement may be amended, altered, modified, waived or discharged unless such amendment, alteration, modification, waiver or discharge is agreed to in writing signed by Executive and such officer of the Company as shall be specifically designated by the Leadership Development and Compensation Committee of the Board or by the Board.

(a)     Section 409A. The ongoing obligations under this Agreement are intended to comply with the requirements of section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with section 409A of the Code. To the extent that any payments or benefits to be provided to Executive under this Agreement would be considered deferred compensation within the meaning of section 409A of the Code and Executive is, as of Separation from Service, a "specified employee" as defined in regulations issued under section 409A of the Code, then any such payments that would otherwise be due and payable during the first six (6) months following and on account of a Separation from Service shall instead be paid to Executive upon the earlier of (i) six (6) months and one (I) day after the date of Executive's Separation from Service or (ii) any other date permitted under section 409A(a)(2) of the Code and section 409A(a)(3) of the Code. To the extent that any payments or benefits to be provided to Executive under this Agreement would be considered deferred compensation under section 409A of the Code, the provisions of this Agreement pertaining thereto shall be construed and administered to comply with section 409A. Any payments that qualify for the "short term deferral" exception under Treasury Regulations Section 1.409A-l (b)(4), the "separation pay" exception under Treasury Regulations Section 1.409A-l(b)(9)(iii) or any other exception under section 409A of the Code shall be paid under the applicable exceptions to the greatest extent possible. Each payment under this Agreement shall be treated as a separate payment for purposes of section 409A of the Code. All reimbursements and in-kind benefits that constitute deferred compensation within the meaning of section 409A of the Code provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred; provided, that Executive shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) Executive's right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company's obligations to make such reimbursements or to provide such in-kind benefits apply later than Executive's remaining lifetime (or if longer, through the twentieth (20th) anniversary of the date first written above). Neither the Company nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to Executive or any other person for any taxes, penalties, interest or like amounts that may be imposed on Executive or other person on account of

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any amounts paid or payable under this Agreement or on account of any failure to comply with section 409A of the Code.

(b)     No Waivers. No waiver by either party, at any time, of any breach by the other party of, or of compliance by the other party with, any condition or provision of this Agreement to be performed or complied with by such other party shall be deemed a waiver of any similar or dissimilar provision or condition of this Agreement or any other breach of or failure to comply with the same condition or provision at the same time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to its conflict of laws rules. Any action brought by Executive or the Company shall be brought and maintained in a court of competent jurisdiction in the State of Minnesota (in the case of injunctive relief) or in an arbitration forum in Minneapolis, Minnesota in accordance with the American Arbitration Association's arbitration rules and procedures.

(c)     Release of Claims Required.

(i)     Notwithstanding any other provision of this Agreement, no benefits shall be paid pursuant to Section 4(a) if Executive:

(1)     fails to execute and deliver to the Company a release of claims (the "Release of Claims") in the form and manner prescribed by the Company, within the time set forth in the Release of Claims, or

(2)     revokes or rescinds such Release of Claims and Agreement during the revocation or rescission period set forth in such Release of Claims.

(ii)     The Release of Claims will include Executive's agreements related to confidentiality, non-competition, non-solicitation, non-disparagement and arbitration.

(iii)     It is the responsibility of the Company to timely deliver to Executive the Company's form of Release of Claims, such that Executive is afforded such period as may be required by applicable statute or regulation to consider whether to sign the Release of Claims and whether to revoke or rescind such Release of Claims.

13.     Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party hereto waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

14.     Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

15.     Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein (except that any other non-disclosure, non-competition or non-solicitation agreements or provisions the parties hereto have entered into shall continue to be in effect).

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16.     Definitions. The following terms, and terms derived from the following terms, shall have the following meanings when used in this Agreement with initial capital letters unless, in the context, it would be unreasonable to do so.

(a)     Anticipatory Separation shall mean a Separation from Service that occurs before a Change of Control:

(i)     if either:

(l)     the Separation from Service follows any event or condition described in clauses (i) through (iv) of the Good Reason definition, or

(2)     it is a Separation from Service without Cause, and

(ii)    Executive reasonably demonstrates:

(l)     the events leading up to the Separation from Service was at the request of a third party who has indicated an intention or has taken steps reasonably calculated to effect a Change of Control, or

(2)     otherwise arose in connection with or in anticipation of a Change of Control.

(b)     Base Salary shall mean the base salary in effect on the date immediately prior to the Change of Control.

(c)     Cause shall mean:

(i)     the continued failure of Executive to perform Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board or an officer of the Company which specifically identifies the manner in which the Board or the officer believes that Executive has not substantially performed Executive's duties and after Executive has had six (6) months to improve performance to the Company's expectations;

(ii)     the conviction of, or plea of guilty or nolo contendere to, a felony or the willful engaging by Executive in conduct which is materially and demonstrably injurious to the Company;

(iii)     Executive's commission of an act or acts of personal dishonesty intended to result in substantial personal enrichment of Executive at the expense of the Company; or

(iv)     Executive's failure to comply with Company policies relating to Code of
Business Conduct, Equal Employment Opportunities and Harassment or Workplace Violence;

provided, however, that in no event shall Cause exist by virtue of any action taken by Executive (A) in compliance with express written directions of the Board, the Company's Chief Executive Officer or the officer to whom Executive reports or (B) in reliance upon the express written consent of the Company's counsel.

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In each case above, for a Separation from Service to be for Cause: (A) Executive must be provided with a Notice of Termination (as described in Section 3(d)) within six (6) months after the Board has actual knowledge of the act or omission constituting Cause; (B) Executive must be provided with an opportunity to be heard by the Board no earlier than thirty (30) days following the Notice of
Termination (during which notice period Executive has failed to cure or resolve the behavior in question);

and (C) there must be a good faith determination of Cause by at least 2/3rds of the non-employee outside directors of the Company.

Whether a Separation limn Service is for Cause as provided above will be determined by the
Company in its sole discretion based on all the facts and circumstances.

(d)     Change of Control shall be deemed to have occurred upon any of the following events:

(i)     the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (A) the then outstanding shares of common stock of the Company, or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, or (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(ii)     the consummation of any merger or other business combination of the Company, sale or lease of all or substantially all of the Company's assets or combination of the foregoing transactions (the "Transactions") other than a Transaction immediately following which the stockholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction own at least sixty percent (60%) of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination, (B) the purchaser or lessee of the Company's assets, or (C) both the surviving corporation and the purchaser or lessee in the event of any combination of Transactions; or

(iii)     within any 24-month period, the persons who were directors immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least three-fourths of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has expressed an intent to effect a Change of Control or engage in a proxy or other control contest).

(e)     COC Date shall mean the date on which a Change of Control occurs. However, if Executive has a Separation from Service prior to a Change of Control by reason of an Anticipatory Separation, the COC Date for Executive shall be the date immediately preceding the occurrence of that Anticipatory Separation.

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(f)     Disability shall have the same meaning as in the Company's long-term disability plan.

(g)     Employment Period shall mean the period commencing on the COC Date and ending on the second anniversary of the COC Date.

(h)     Good Reason shall mean any one or more of the following events occurring during the two-year period following the COC Date:

(i)     Executive's annual base salary is reduced below the amount in effect on the date immediately prior to the COC Date;

(ii)     Executive's actual annual bonus is less than the Target Bonus as it existed on the date immediately prior to the COC Date;

(iii)     Executive's title is reduced from the title that Executive had on the date immediately prior to the COC Date, or Executive's duties and responsibilities are materially and adversely diminished in comparison to the duties and responsibilities that Executive had on the date immediately prior to the COC Date other than in a general reduction of the number or scope of personnel for which Executive is responsible for supervising which reduction occurs in connection with a restructuring or recapitalization of the Company or the division of the Company in which Executive works;

(iv)     the program of long-term incentive compensation is materially and adversely diminished in comparison to the program of long-term incentive compensation as it existed for Executive on the date immediately prior to the COC Date (for purposes of this clause (iv), a reduction of fifteen percent (15%) or more of the annualized target dollar amount of Executive's long-term incentive compensation as it existed for Executive on the date immediately prior to the COC Date based on Executive's most recent awards of long-term incentive compensation in the three years prior to the COC Date (or, if Executive has been granted long term incentive opportunities for less than three years, based on all of the years of long-term incentive opportunities provided to Executive) shall be considered to be material and adverse);

(v)     Executive is required to be based at a place of employment that is more than forty-five (45) miles from Executive's place of employment on the date immediately prior to the COC Date;

(vi)     failure by the Company to provide for the assumption of this Agreement by any successor entity; or

(vii)     a material breach by the Company of the terms of this Agreement;

provided, however, that any diminution of duties or responsibilities that occurs solely as a result of the fact that the Company ceases to be a public company or that the size of the Company has been reduced as a result of the Change of Control shall not, in and of itself, constitute Good Reason.

(i)     Notice of Termination shall mean a written notice which shall indicate the specific provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Executive's Separation from Service under the provisions so

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indicated.

(j)    Separation from Service shall mean a severance of Executive's employment for reasons other than death under circumstances that would qualify as a separation from service as that term is used and defined under section 409A of the Code.

(i)     Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Company and Executive both reasonably anticipated that no further services would be performed after a certain date or that the level of bonafide services Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bonafide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36)- month period (or the full period of services to the Company if Executive has been providing services to the Company less than thirty-six (36) months).

(ii)     A transfer from employment with the Company to employment with an affiliate of the Company shall not constitute a Separation from Service.

(iii)     A Separation from Service shall not be deemed to occur while Executive is on military leave, sick leave or other bonafide leave of absence if the period does not exceed six (6) months or, if longer, so long as Executive retains a right to reemployment with the Company or an affiliate under an applicable statute or by contract. For this purpose, a leave is bonafide only if, and so long as, there is a reasonable expectation that Executive will return to perform services for the Company or an affiliate.

(iv)     Notwithstanding the foregoing, a twenty nine (29) month period of absence will be substituted for such six (6) month period if the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than six (6) months and that causes Executive to be unable to perform the duties of his or her position of employment.

(k)     Separation from Service Date shall mean the date on which a Separation from Service occurs.

(l)     Target Bonus shall mean the target amount of bonus expressed as a percentage of annual base salary established under the annual bonus plan for Executive for the year in which the Separation from Service occurs. When the context requires, it shall also mean the target amount of bonus established for any earlier or later year.

17.     Dispute Resolution.

(a)     ERISA §503 Procedure. Executive and the Company agree that any controversy, claim or dispute arising out of or relating to this Agreement (including, but not necessarily being limited to, the manner of giving the Notice of Termination, the reasons or cause for Executive's Separation from Service or the amount of compensation due to Executive subsequent to Executive's Separation from Service), excluding, however, claims by the Company relating to Executive's breach of any of the employee covenants set forth in Section II above, shall be subject to a claims adjudication process analogous to the ERISA §503 process set forth in the SUPERVALU INC. Executive & Officer Severance Pay Plan. Notwithstanding the foregoing, in any litigation or arbitration regarding such

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matter, deference shall not be afforded to any determination that is made in whole or in part under that process subsequent to a COC Date.

(b)     Agreement to Arbitrate. The parties intend to resolve disputes under this Agreement in an efficient, streamlined matter. Consequently, any such claims not resolved after exhausting that process, as well as any claims by the Company relating to Executive's breach of any of the employee covenants set forth in Section 11 above, shall be resolved by binding arbitration before a neutral arbitrator in Minneapolis, Minnesota under rules set forth in the Federal Arbitration Act and in accordance with the rules and procedures of the American Arbitration Association. Any issues of arbitrability must be decided by the arbitrator, not a court. Any claim regarding this Agreement can only be arbitrated on an individual, not a class or collective basis. Executive and the Company agree that claims regarding this Agreement may be brought in an appropriate administrative forum, but at the point at which Executive or the Company seeks a judicial forum to resolve the matter, the agreement for binding arbitration becomes effective, and Executive and the Company hereby knowingly and voluntarily waive any right to have any such dispute tried and adjudicated by a judge or jury. During any period in which an Executive's claim for any benefit under this Agreement is pending (whether under Section 17(a) or Section 17(b)), Executive shall continue to receive Executive's salary (including any bonus) and benefits as if Executive's employment with the Company had continued through the date of the arbitrator's determination, and any such payments or benefits shall not be offset against any severance, either under this Agreement or otherwise, to which Executive may be entitled. The agreement to arbitrate shall continue in full force and effect despite the expiration or termination of Executive's employment relationship with the Company or any of its affiliates

(c)     Judicial Enforcement. Notwithstanding the foregoing, the Company may seek to enforce the employee covenants set forth in Section II above, in any court of competent jurisdiction, as described in subsection (e) below.

(d)     Arbitration Process. Executive and the Company agree that any award rendered by the arbitrator shall be final and binding and that judgment upon the final award may be entered in any court having jurisdiction thereof. The arbitrator may grant any remedy or relief that the arbitrator deems just and equitable, including any remedy or relief that would have been available to Executive, the Company or any of its affiliates had the matter been heard in court. All expenses of the arbitration, including the required travel and other expenses of the arbitrator and any witnesses, and the costs relating to any proof produced at the direction of the arbitrator, shall be borne equally by Executive and the Company unless otherwise mutually agreed or unless the arbitrator directs otherwise in the award. The arbitrator's compensation shall be borne equally by Executive and the Company unless otherwise mutually agreed or unless the law provides otherwise.

(e)     Injunction and Finality. Executive agrees that any breach of the covenants contained in Section II would irreparably injure the Company.    Executive and the Company agree that the Company is entitled to seek an injunction temporarily or preliminarily restraining a violation of this Agreement without having to first file an arbitration action. In addition, the Company and Executive agree that for purposes of a court issuing temporary or preliminary injunctive relief, the Company and Executive specifically agree that any violation of this Agreement would result in an irreparable injury, and therefore waive any argument that such a violation would not result in an irreparable injury. The Company and Executive further specifically agree that this Agreement is valid, enforceable and designed to protect the Company's legitimate business interests, and therefore waive any argument that this Agreement is invalid, unenforceable, or not designed to protect the Company's legitimate business interests. Any temporary or preliminary order issued shall be without prejudice to any final decision reached by an arbitrator pursuant to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Witnesses:	SUPERVALU INC.
(To be completed by Home Office)

/s/ Marie Pidde	/s/ Michele Murphy
Name: Michele Murphy
Title: Executive Vice President
Human Resources and
Communications

/s/ Kristine Sundberg	/s/ Michael Stigers
Michael Stigers